Exhibit 3.2



DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz


     CERTIFICATE OF CORRECTION
     (PURSUANT TO NRS 78,78A, 80, 81,
     82, 84, 86, 87, 58, 88A, 89 AND 92A)

                            CERTIFICATE OF CORRECTION
     (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

1. The name of the ENTITY for which correction is being made:

     FLEURS DE VIE     -     ENTITY # E0236632005-B

2. Description of the original document for which correction is being made:

     ARTICLES OF INCORPORATION

3. Filing date of the original document for which correction is being made:

     4 / 15 / 05

4. Description of the inaccuracy or defect.

     INCORRECT NAME OF INCORPORATION.

5. Correction of the inaccuracy or defect.

     Reflect name as:
          Fleurs De Vie, Inc.

6. Signature:

/s/ Harold A. Yount, Jr.     President           6 / 9 / 05
------------------------     ---------------     -------------
AUTHORIZED SIGNATURE         TITLE *             DATE

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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